Exhibit 10.3

Amendment to Letter Agreement
This AMENDMENT (this “Amendment”), entered into as of April 30, 2013, and effective as of January 1, 2012 (the “Effective Date”), by and between Orbitz Worldwide, Inc. (the “Company”) and Chris Orton (“Executive”), amends the Letter Agreement (as defined below), by and between the Company and the Executive. Capitalized terms used herein but not defined herein shall have the respective meanings ascribed to them in the Letter Agreement.
WHEREAS, reference is made herein to that certain employment letter agreement, dated as of June 18, 2010 (as amended, the “Letter Agreement”).
WHEREAS, each of the Company and Executive desires to amend the Letter Agreement in accordance with the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	The fifth paragraph of the Letter Agreement shall be deleted and replaced in its entirety with the following:
“In the event both (a) the Company terminates your employment (other than for Cause) prior to a Change in Control (as defined in the Orbitz Worldwide, Inc. 2007 Equity and Incentive Plan), and (b) you execute a separation agreement and general release waiving all legal claims against the Company and a restrictive covenant agreement under which you agree not to compete against the Company, and not to solicit the Company's employees and customers, in each case for a period of twelve (12) months following your termination of employment, each in such standard form as provided by the Company, you will be eligible to receive the following benefits (in lieu of any severance or separation benefits under any and all severance plans, policies and agreements that may entitle you to severance or separation benefits):
(1) a lump sum payment equal to your annual base salary in effect on the date of your termination;
(2) a lump sum payment equal to your target bonus for the year in which your employment with the Company terminates, pro-rated based upon the number of days you were employed with the Company during the year of termination, and for which you have not otherwise received or been eligible for a bonus with respect to such year, in lieu of any other bonus for the applicable bonus period in which your employment with the Company was terminated;
(3) continuation of your health plan coverage through the end of the month in which your last date of employment occurs. Thereafter, you will be eligible to continue health plan coverage pursuant to the terms of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). If you elect to continue health plan coverage pursuant to COBRA, the Company will subsidize your COBRA payments for the first twelve (12) months so that you will pay the same monthly premiums as active employees of the Company for the same coverage; provided, however, that if you are eligible for another group health plan coverage prior to the end of this period, the Company shall not be responsible for any further payments; provided further, however, that the Company may, in its sole discretion, provide you with a lump sum payment in lieu of providing a COBRA subsidy; provided further, however, that any Company subsidy shall be subject to taxation to you to the extent required or advisable under Section 105(h) of the Internal Revenue Code of 1986, as amended. Thereafter, you will be responsible for the full payment of any COBRA premiums through the remainder of your eligibility;

(4) outplacement benefits pursuant to Company policy; and
(5) acceleration of your equity awards as follows (i) one (1) year acceleration for RSUs and options; and (ii) one (1) year acceleration of time vesting for those PSUs that have been Earned prior to the date of termination, with all other PSUs being forfeited. For purposes of this letter agreement, a PSU or portion of a PSU is deemed “Earned” if the performance goal corresponding to such PSU or portion thereof was achieved on or before the relevant measurement date.
In the event both (a) within one (1) year following a Change in Control (as defined in the Orbitz Worldwide, Inc. 2007 Equity and Incentive Plan), either (i) the Company terminates your employment other than for Cause, or (ii) you resign due to a Constructive Termination (as defined below), and (b) you execute a separation agreement and general release waiving all legal claims against the Company and a restrictive covenant agreement under which you agree not to compete against the Company, and not to solicit the Company's employees and customers, in each case for a period of twelve (12) months following your termination of employment, each in such standard form as provided by the Company, you will be eligible to receive the following benefits (in lieu of any severance or separation benefits under any and all severance plans, policies and agreements that may entitle you to severance or separation benefits):
(1) a lump sum payment equal to your annual base salary in effect on the date of your termination;
(2) a lump sum payment equal to your annual target bonus in effect on the date of your termination;
(3) a lump sum payment equal to your target bonus for the year in which your employment with the Company terminates, pro-rated based upon the number of days you were employed with the Company during the year of termination, and for which you have not otherwise received or been eligible for a bonus with respect to such year, in lieu of any other bonus for the applicable bonus period in which your employment with the Company was terminated;
(4) continuation of your health plan coverage through the end of the month in which your last date of employment occurs. Thereafter, you will be eligible to continue health plan coverage pursuant to the terms of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). If you elect to continue health plan coverage pursuant to COBRA, the Company will subsidize your COBRA payments for the first twelve (12) months so that you will pay the same monthly premiums as active employees of the Company for the same coverage; provided, however, that if you are eligible for another group health plan coverage prior to the end of this period, the Company shall not be responsible for any further payments; provided further, however, that the Company may, in its sole discretion, provide you with a lump sum payment in lieu of providing a COBRA subsidy; provided further, however, that any Company subsidy shall be subject to taxation to you to the extent required or advisable under Section 105(h) of the Internal Revenue Code of 1986, as amended. Thereafter, you will be responsible for the full payment of any COBRA premiums through the remainder of your eligibility;
(5) outplacement benefits pursuant to Company policy; and
(6) acceleration of your equity awards as follows: (i) full acceleration for RSUs and options; and (ii) for PSUs: (a) if the period for a PSU's performance goal has ended as of the date of your termination, then with respect to any PSU or portion thereof that was Earned, full acceleration of time vesting; (b) if the period for a PSU's performance goal has not ended as of the date of your termination, then with respect to any PSU or portion thereof that would have been Earned if the maximum performance goal had been attained, full acceleration of time vesting; and (c) any PSU not accelerated pursuant to clauses (a) or (b) of this sentence is forfeited. In the case of equity awards granted prior to 2012, the acceleration provisions of this clause (6) shall apply whenever the Constructive Termination or termination without Cause occurs, i.e., it need not occur within the one (1) year window referenced above).”

2.
Each of the Company and Executive agrees that, other than as expressly set forth in this Amendment, nothing in this Amendment is intended to alter the rights, duties or obligations of the parties, or each of them, under the Letter Agreement which shall remain in full force and effect as amended hereby.

3.	This Amendment shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees.

4.	This Amendment may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

* * * * *

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date first written above.

ORBITZ WORLDWIDE, INC.

By: /s/James F. Rogers
Name: James F. Rogers
Title: Senior Vice President and General Counsel

EXECUITVE

/s/ Chris Orton
Chris Orton

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